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                                  EXHIBIT 99.2

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RP(R) FINANCIAL, LC.
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Financial Services Industry Consultants


                                                          March 10, 2006


Board of Directors
First Federal Financial Services, Inc.
300 St. Louis Street
Edwardsville, Illinois  62025

Dear Sirs:

        This letter sets forth the agreement between First Federal Financial Services, Inc., Edwardsville, Illinois ("First Federal" or the "Company") and RP(R) Financial, LC. ("RP Financial"), whereby the Company has engaged RP Financial to prepare the regulatory business plan and financial projections to be adopted by the Board of Directors in conjunction with the second step mutual-to-stock conversion of First Federal and simultaneous acquisition of Clover Leaf and to prepare certain pro forma financial systems. These services are described in greater detail below.


DESCRIPTION OF PROPOSED SERVICES

        RP Financial's business planning services will include the following areas: (1) evaluating the Company's current financial and operating condition, business strategies and anticipated strategies in the future; (2) analyzing and quantifying the impact of business strategies, incorporating the use of net conversion proceeds both in the short and long term; (3) analyzing and quantifying the impact of the acquisition of Clover Leaf by First Federal, including the related purchase accounting entries; (4) preparing detailed financial projections on a quarterly basis for a period of at least three fiscal years to reflect the impact of Board approved business strategies and use of proceeds; (5) preparing the written business plan document which conforms with applicable regulatory guidelines including a description of the use of proceeds and how the convenience and needs of the community will be addressed; and (6) preparing the detailed schedules of the capitalization of the merged bank and holding company and related cash flows.

        Contents of the business plan will include the following and will thus meet the regulatory criteria and guidelines: Executive Summary; Description of Business; Marketing Plan; Management Plan; Records, Systems and Controls; Financial Management Plan; Monitoring and Revising the Plan; and Alternative Business Strategy.

        RP Financial agrees to prepare the business plan and accompanying financial projections in writing such that the business plan can be filed with the appropriate regulatory agencies prior to filing the appropriate applications. RP Financial will incorporate the Company's existing strategic plan into the business plan reflecting the conversion transaction and acquisition. In addition, upon request, RP Financial will prepare certain pro forma schedules for inclusion in the Company's proxy-prospectus reflecting the pro forma impact of the transactions, including balance sheets, income statements, capitalization, capital compliance, pro forma per share data and other schedules as requested.

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WASHINGTON HEADQUARTER
Rosslyn Center                                            Direct: (703) 647-6546
1700 North Moore Street, Suite 2210                    Telephone: (703) 528-1700
Arlington, VA 22209                                      Fax No.: (703) 528-1788
www.rpfinancial.com                         E-Mail: wpommerening@rpfinancial.com

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BOARD OF DIRECTORS
MARCH 10, 2006
PAGE 2


FEE STRUCTURE AND PAYMENT SCHEDULE

        The Company agrees to compensate RP Financial for preparation of the business plan on a fixed fee basis of $30,000. In addition, the Company agrees to compensate RP Financial on an hourly time basis at RP Financial's standard hourly rates for preparation of pro forma financial data for the proxy-prospectus subject to a maximum of $10,000. Payment of the professional fees shall be made upon delivery of the completed business plan and pro forma financial schedules.

        The Company also agrees to reimburse RP Financial for those direct out-of-pocket expenses necessary and incidental to providing the business planning services. Reimbursable expenses will likely include shipping, telephone/facsimile printing, computer and data services, and shall be paid to RP Financial as incurred and billed. RP Financial will agree to limit reimbursable expenses subject to written authorization from the Company to exceed such level.

        In the event the Company shall, for any reason, discontinue this planning engagement prior to delivery of the completed business plan and payment of the progress payment fee, the Company agree to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the fixed fee described above, plus reimbursable expenses incurred. Standard hourly rates range from $300 per hour for managing directors to $75 per hour for research associates.

        If during the course of the planning engagement, unforeseen events occur so as to materially change the nature or the work content of the business planning services described in this contract, the terms of said contract shall be subject to renegotiation by the Company and RP Financial. Such unforeseen events may include changes in regulatory requirements as it specifically relates to the Company or potential transactions which will dramatically impact the Company such as a pending acquisition or branch transaction.

                              * * * * * * * * * * *

        Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter.

                                             Sincerely,

                                             /s/ William E. Pommerening

                                             William E. Pommerening
                                             CEO and Managing Director

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On behalf of the Board of Directors


Agreed To and Accepted By:      Name: Joseph B. Helms
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                                     Title: Chairman
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                                     First Federal Financial Services, Inc.

                                     Date Executed: March 10, 2006
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